Exhibit 10.1

1 Terminal Drive, Plainview, NY 11803 • Phone (516) 677-0200 • Fax (516) 714-1200 • Internet www.veeco.com

1 January 2010

PERSONAL AND CONFIDENTIAL

Dear Peter,

This document serves as confirmation of our mutual understanding with regard to your International Assignment (the “Assignment”) with Veeco Instruments Inc. (“Veeco” or the “Company”).  The terms and conditions outlined in this agreement (the “Agreement”) will become effective upon your acceptance, and will commence on or about 4 January 2010, continue throughout the duration of the Assignment, and cease thereafter.

This Agreement sets out the entire agreement between you and Veeco and supersedes all previous discussions and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and undertakings whenever given and whether given orally or in writing between either you and Veeco Instruments Inc. or you and Veeco Instruments Limited.

1.                                      EMPLOYMENT & DUTIES

During this Assignment you will be employed by Veeco Instruments Inc. (the “Company” or “Veeco”) in the role of Senior Vice President, Worldwide Sales & Services, reporting to John Peeler, Chief Executive Officer.  You will perform such duties in relation to the business needs of the Company as required.

During the Assignment, you will be based at the Company’s US headquarters in Plainview, New York (the “Host Location”).  You will travel to other locations, as may be required to successfully carry out your job responsibilities.  In the event that this Assignment is extended, or another assignment commences, a new written agreement shall be executed.

2.                                      TERM

The Assignment is expected to commence on or about 4 January 2010 (the “Effective Date”) and shall continue for a period of three (3) years.  The term of the Assignment may be extended by mutual agreement. In the event that the term of this Assignment is not extended, it is agreed that you will return to the United Kingdom (the “Home Location”) under the employment of Veeco Instruments Limited in which event you will be required to enter into an employment agreement with Veeco Instruments Limited. Please note that all benefits provided in this Agreement shall cease upon your return to the Home Location.

During any period that you are on assignment for the Company outside the United Kingdom (“International Assignment”), this Agreement and your employment by the Company are subject to the proper and timely processing of passport, visa, work permit and other related documents, as well as medical and host country government clearances required of you.

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3.                                      COMPENSATION & BENEFIT OFFERINGS

The elements of this Agreement are based on Veeco’s current policies and practices, which may change from time to time at the Company’s discretion.

3.1                               Base Salary

You will receive a bi-weekly salary of $10,797.89, which represents an annualized rate of $280,745.  This amount is before the amount of UK hypothetical tax is determined, as discussed in Paragraph 3.5.  Your base salary shall be payable from the US payroll in accordance with the Company’s customary US payroll practices.

3.2          Sales Compensation & Management Bonus Plan

You will continue to participate in the Sales Compensation Plan and Management Bonus Plan for calendar year 2010.  The details of each will be provided under separate cover in connection with our finalizing the 2010 versions of these plans, respectively.  Amounts payable under such plans during the course of your Assignment will be made through the US payroll.

3.3          Benefit Plans

You shall be entitled to continue participation in the UK Pension scheme during the course of your International Assignment.  Any amounts you wish to pay into this program will be deducted from your US payroll and transferred to your UK Pension account, along with the regular Company contribution.  You will be eligible to participate in the US benefit plans and other programs designed to replace your existing Home benefits while in the Host Location.  Further information will be provided to you about the US benefit offerings, including applicable Employee contribution rates for programs you decide to participate in.  For your reference, the Total Benefits Solutions Guide is attached.

3.4                               Equalization & Hypothetical Taxes

While on assignment, you will pay approximately the same UK income and social taxes that you would have paid, had you remained in your Home Location.  To accomplish this, there will be an amount deducted from your pay corresponding to the applicable UK taxes (the “Retained Hypothetical Tax”). This Retained Hypothetical Tax will be calculated and deducted from your compensation.  After your tax returns are prepared, your hypothetical tax will be recomputed to reflect the actual amounts for the year (the “Final Hypothetical Tax”) and the difference between the Retained Hypothetical Tax and the Final Hypothetical Tax will be settled promptly thereafter in the year following the year such amounts were withheld.  Any additional tax amounts to be paid by the Company shall be paid no later than the end of your second taxable year beginning after the taxable year in which your U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates, or, if later, your second taxable year beginning after the latest such taxable year in which your foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates.  Where such payments arise due to an audit, litigation or similar proceeding, the right to the payments will not be treated as resulting in a deferral of compensation if the payments are scheduled and made in accordance with the provisions of Treasury Regulations §1.409A-3(i)(1)(v) (timing of tax gross-up payments).  You will be required to comply with all U.S., state, local and foreign laws regarding personal income and social taxes.  The Company will be responsible for bearing the cost of U.S., state, local and foreign income and social taxes to which you are liable for the period of your assignment.  Please note that the exercise of stock options and other equity compensation items are not included as part of the tax equalization program.  Exercise of stock options may adversely affect income tax obligations in both the home and/or host countries.

You will be responsible and liable for the submission of Host and Home Location tax returns.  To assist you in this regard, the Company will designate a tax return preparer and pay for the preparation of required tax returns and tax equalization settlement calculations for you for all tax years affected by the International Assignment.  For purposes of the Company’s tax equalization policy, you agree to personally provide the tax return preparer with all documents and information needed in connection with the preparation of your tax returns for the period of your assignment.

3.5          Host Country Housing

You will be provided with a housing allowance based on actual expenses to a maximum of $4,600 per month.  Such payments will be made directly to the landlord on your behalf by Graebel Relocation.  Additionally, the Company will pay a one time Broker’s fee and/or security deposit associated with the temporary rental of housing while on Assignment.  Basic utilities (including water, electricity, gas, cable and telephone) and insurance will also be covered by the Company in an amount not to exceed $8,000 per year.  Utility receipts should be submitted on a monthly basis to Graebel Relocation for reimbursement.  Standard household upkeep, such as cleaning, will be at your personal expense.

In the event that Host Location housing is unfurnished, you will be given an allowance of $25,000 for the purchase of furniture and other household goods.  You will be reimbursed for such expenses upon the submission of eligible receipts through Graebel Relocation.  Additionally, temporary living accommodations will be available to you for a period of thirty (30) days from the time of your arrival in the Host Location to assist with the transition, setup and furniture delivery.

3.6          Settling-In Services

The Company will pay for destination services, coordinated through Graebel Relocation, upon your arrival to the United States to ensure a smooth transition.  Such services include, but are not limited to:  obtaining a driver’s licenses, opening a bank account, applying for a social security number, assistance with accessing credit cards, obtaining competitive automobile insurance and renter insurance coverage, as well as activating cell phones and negotiating car leases.

3.7                               Visas and Passports

All costs involved in the securing of required visas, passports, work permits and other related documents for you and your spouse will be paid or reimbursed by the Company.  All legal advice and filing assistance will be rendered directly by Veeco’s designated immigration law consultants, Seyfarth Shaw LLP.

3.8          Transportation

You will be paid a Transport Allowance of $1,250 per month, payable bi-weekly in conjunction with the Company’s regular payroll.  This allowance is intended to reimburse costs associated with automobile leases for you and your wife.  A one time payment at the start of the Assignment will be made in an amount not to exceed $5,000 to cover lease initiation and related fees.  Two cars will be rented for you through our preferred rental provider, Avis, until your car leases have been finalized.  The car rental period should not exceed sixty (60) days.

3.9          Shipment of Household Goods/Personal Belongings/Pet Transport

The Company will reimburse shipping expenses of household goods, personal belongings and costs associated with transporting your dog and cat from the Home Location to the Host Location at the start of your Assignment and again at the end of your Assignment.  These benefits will be coordinated through Graebel Relocation.

3.10                        Assignment-related Travel

The Company will reimburse coach air travel and incidental expenses for you and your wife to travel: (1) to the Host Location upon the start of your assignment, and (2) from the Host Location to your Home Location at the end of your assignment.  Additionally, you and your wife are eligible for two (2) completed round trips per 12-month period to the United Kingdom to maintain Home Location ties.  In accordance with Company policy, you can use your frequent flyer miles to upgrade from coach airfare.  You are expected to obtain pre-approval from Host Location management for your specific travel dates, and when possible, coordinate your travel with business trips.  Any unused home leave trips cannot be carried over for future use.

Should a potentially unsafe or unstable environment arise, the Company will pay all travel and living expenses for you and your spouse to transfer to a safe location until reassignment or repatriation back to the Home Location.

In the event of a serious illness or death of a member of your or your wife’s immediate family, the Company, with the approval of the Chief Executive Officer, will reimburse round-trip coach airfare to the United Kingdom for both of you.

3.11                        Work Schedule/Vacation Benefits/Company Policy

You agree that you will observe the work schedule and holidays in effect at the Host Location. You will not normally be entitled to overtime pay should the responsibilities of your position require that you work beyond this schedule. You will receive the greater of Home or Host Location vacation benefits while on assignment.

The travel policy in place for the Host Location shall be followed by you while on assignment.  You shall be reimbursed for all reasonable business expenses incurred in the performance of your duties under this Agreement, to the extent such expenses are substantiated in writing and are consistent with the general policies of the Company relating to the reimbursement of expenses.

You are expected to comply with the United States Foreign Corrupt Practices Act, and with local law applicable to governmental payments.  Except as permitted under the express written policies of the Company, you shall not, directly or indirectly, pay, give or offer anything of value to any foreign government officer, employee or representative, or to any foreign political party or candidate for or incumbent in any foreign political office, for any personal or business reasons, including in order to assist in obtaining, retaining or directing business.  Further, it is understood that in accepting this assignment, you agree that you will not engage in any employment or business enterprises that would in any way conflict with your service with, and the interest of, this Company.  In addition, you will comply with all Veeco policies applicable to your employment, including, without limitation, Veeco’s Code of Business Conduct.

3.12        Allowance Payment and Terms

In each case presented, the amounts set forth above represent maximums; the Company will only recognize actual expenses incurred during the period of your Assignment and while you and your wife are located in the Host Country.  Where possible, allowance amounts will be paid directly to the provider of such services.  Any amounts payable directly to you may be subject to such statutory tax and withholding as may be required in accordance with local regulations.

The reimbursement of eligible expenses will be made as soon as practicable following the submission of acceptable documentation, but not later than the last day of the calendar year following the year in which the expenses were incurred.  The amount of reimbursement in one (1) calendar year will not affect reimbursement of eligible expenses in another year.

4.                                      TERMINATION OF EMPLOYMENT

Should you or the Company wish to terminate your employment during the course of this Assignment, each party will be required to give the other three (3) months’ written notice, except in cases of gross misconduct or other fundamental breach of this Agreement by you where the Company will be permitted to dismiss you with immediate effect.

If you die, become disabled, or the Company terminates your employment without Cause, as that term is defined herein, before the end of this Assignment, the Company will pay the cost of returning you and your spouse as well as your personal effects back to the United Kingdom.

As a means of providing you with additional financial security, in the event that Veeco terminates your employment without Cause during this Assignment, the Company will provide you with a severance benefit in an amount equal to twelve (12) months of your then current base salary along with the statutory notice requirements.  Receipt of the benefits described herein is conditioned upon your execution, without revocation, of a general release and agreement in a form satisfactory to Veeco.

5.                                      DEFINITIONS

Unless the context clearly indicates otherwise, the following terms, when used in this Agreement, shall have the meanings set forth below:

“Applicable Office” means any office of Veeco in which you have worked, or over which you have exercised any form of direct or indirect supervisory authority, during the one year period preceding the Termination Date.

“Cause” shall mean (i) your willful and substantial misconduct, (ii) your repeated, after written notice, neglect of duties or failure to perform your assigned duties, (iii) your commission of any material fraudulent act with respect to Veeco or its business, or (iv) your conviction of (or plea of no contest to) a crime constituting a felony.

“Competitor” means any business whose products, services or activities compete, in whole or in part, with the current or currently contemplated products, services or activities of Veeco or any of its subsidiaries in any state of the United States or in any country in which Veeco or any of its subsidiaries sells products or conducts business and (x) in which you were involved or (y) with respect to which you had access to Confidential Information by virtue of your position, in each case, during the 5 years of your employment prior to termination.

“Customer” means any person, firm, entity, business or organization for which any of the Applicable Offices performs or has performed services in the course of its business within the twelve months preceding the Termination Date.

“Other Employee” means any individual (other than you) who is employed or engaged by an Applicable Office or was employed or engaged by an Applicable Office within the twelve months prior to your Termination Date, whether as a regular employee, temporary employee or independent contractor.

“Veeco” or the “Company” means Veeco Instruments Inc. and its subsidiaries and affiliates.

“Solicit” means soliciting, inducing, attempting to induce or assisting any other person, firm, entity, business or organization in any such solicitation, inducement or attempted inducement, in all cases regardless of whether the initial contact was by you, an Other Employee, or any other person, firm, entity, business or organization.

“Termination Date” means the date on which your employment with Veeco is terminated by either Veeco or you.

6.                                      DISCLOSURE OR MISUSE OF CONFIDENTIAL INFORMATION

You shall not, at any time during your employment by Veeco or thereafter, directly or indirectly, disclose, furnish or make accessible to any person, firm, corporation, or other entity, or make use of, any confidential information of Veeco, including, without limitation, information with respect to the name, address, contact persons or requirements of any customer, client, applicant, candidate or employee of Veeco and information with respect to the procedures, advertising, finances, organization, personnel, plans, objectives or strategies of Veeco.  You acknowledge that such information was developed by Veeco at great time and expense and is safeguarded by Veeco as trade secrets.  Upon termination of your employment, you shall deliver to Veeco all records, manuals, training kits, and other property belonging to Veeco, and all copies thereof, which may be in your possession.  In addition, you agree to comply with the provisions of the Employee Confidentiality and Assignment of Inventions agreement previously executed by you (or to execute such an agreement on Veeco’s standard form if not previously executed).  The provisions of this section shall survive termination of either your employment or this Agreement for any reason.

7.                                      RESTRICTIVE COVENANT

In consideration and view of (i) your position with Veeco, (ii) the valuable consideration furnished to you by the Company employing you and entering into this Agreement, (iii) your access to confidential information and trade secrets of Veeco, and (iv) the value of such confidential information and trade secrets to Veeco, for a period of twelve (12) months after the Termination Date (regardless of the reason for termination or whether such termination was by the Company or by you), you agree that you shall not, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of, any Competitor in any part of the area encompassed within a radius of fifty (50) miles from any Applicable Office.  The provisions of this Section shall survive termination of either your employment or this Agreement for any reason.  The Company and you understand and agree that the provisions of this Section shall only apply to employment in those locations in which such provisions are valid and enforceable.

8.                                      NON-SOLICITATION OF CUSTOMERS

In consideration and view of (i) your position with Veeco, (ii) the valuable consideration furnished to you by the Company employing you and entering into this Agreement, (iii) your access to confidential information and trade secrets of Veeco, and (iv) the value of such confidential information and trade secrets to Veeco, for a period of twelve (12) months after the Termination Date (regardless of the reason for termination or whether such termination was by the Company or by you), you agree that you shall not, directly or indirectly, on behalf of any Competitor, Solicit the trade or patronage of any Customer or perform services for any Customer.  Such restriction on Soliciting or performing services for Customers shall apply regardless of whether or not any such Customer was previously a customer of yours or whether or not such Customer was previously, or is at the time of Solicitation or the performance of services, a customer of any Competitor.  The provisions of this section shall survive termination of either your employment or this Agreement for any reason.

9.                                      NON-SOLICITATION OF OTHER EMPLOYEES

In consideration and view of (i) your position with Veeco, (ii) the valuable consideration furnished to you by the Company employing you and entering into this Agreement, (iii) your access to confidential information and trade secrets of Veeco, and (iv) the value of such confidential information and trade secrets to Veeco, for a period of twelve (12) months after the Termination Date (regardless of the reason for termination or whether such termination was by the Company or by you), you agree that you shall not, directly or indirectly, hire or Solicit any Other Employee to either leave the employ of Veeco or to become connected in any way with any Competitor.  The provisions of this Section shall survive termination of either your employment or this Agreement for any reason.

10.          INTENT

The provisions of each of Sections 6, 7, 8 and 9 hereof are independent and separate provisions and nothing contained in any such section shall be deemed to subtract from, replace, modify, define, limit or otherwise abridge the provisions of any other such section.

11.                               INJUNCTION

In view of your access to confidential information and trade secrets and in consideration of the value of such property to the Company, you expressly acknowledge that the covenants set forth in Section 6, 7, 8 and 9 are reasonable and necessary in order to protect and maintain the proprietary and other legitimate business interests of the Company, and that the enforcement thereof would not prevent you from earning a livelihood.  You further agree that in the event of an actual or threatened breach by you of such covenants, the Company would be irreparably harmed and the full extent of injury resulting therefrom would be impossible to calculate and the Company therefore will not have an adequate remedy at law.  Accordingly, you agree that temporary and permanent injunctive relief would be appropriate remedies against such breach, without bond or security; provided that nothing herein shall be construed as limiting any other legal or equitable remedies the Company might have.

12.                               SEVERABILITY

The provisions of this Agreement are severable.  If any provision is found by any court of competent jurisdiction to be unreasonable and invalid, that determination shall not affect the enforceability of the other provisions.  Furthermore, if any of the restrictions against various activities is found to be unreasonable and invalid, the court before which the matter is pending shall enforce the restriction to the maximum extent it deems to be reasonable or valid.  Such restrictions shall be considered divisible both as to time and as to geographical area, with each month being deemed a separate period of time and each one mile radius from any office being deemed a separate geographical area.  The restriction shall remain effective as long as the same is not unreasonable, arbitrary or against public policy.

13.                               GOVERNING LAW

All disputes arising during the period of this Agreement and/or directly or indirectly relating to or arising out of this assignment including, but not limited to, claims of discrimination arising under state or federal law, the termination thereof, and/or to the interpretation and/or implementation of this Agreement, will exclusively be subject to arbitration, except that any claims for injunctive relief to enforce the provisions herein relating to confidential information and restrictions in post-employment activities shall be brought in state or federal court located in Nassau County, New York.  The arbitration will be held in Nassau County, New York in the United States of America, and will be governed by the rules as established at that time by the American Arbitration Association.  This Agreement and all matters in dispute related thereto shall be governed by New York substantive law without regard to its conflict of law rules. In no event shall the choice of law be predicated upon the fact that Employer is incorporated or has it corporate headquarters in a certain state

14.                               THIRD PARTY BENEFICIARY

Each subsidiary and affiliate of Veeco is a third party beneficiary of this Agreement and each of them has the full right and power to enforce rights, interests and obligations under this Agreement without limitation or other restriction.

15.                               NO WAIVER

No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or particular exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.  Without limiting the foregoing, no waiver by any party of any breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of that or any other provision of this Agreement.

16.                               WITHHOLDINGS/DEDUCTIONS

All amounts paid pursuant to this Agreement shall be subject to deductions and withholding for taxes (federal, state, local, foreign or otherwise) to the extent agreed to by you or required by applicable law.

If you are in agreement with the conditions of this International Assignment, please sign below and return a copy to my attention.

Veeco Instruments Inc.

/s/ Robert Bradshaw
Robert Bradshaw
SVP, Human Resources

SIGNED AND AGREED:

Employee:

/s/ P. Collingwood	3/23/10
Peter Collingwood	Date
SVP, Worldwide Sales & Services